                                                            Exhibit 99.1

                      INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors of
Aetna Inc.

We have audited the accompanying consolidated balance sheet of Aetna Inc. and Subsidiaries as of April 22, 1996. This consolidated balance sheet is the responsibility of Aetna Inc.'s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Aetna Inc. and Subsidiaries as of April 22, 1996 in conformity with generally accepted accounting principles.



Hartford, Connecticut
April 23, 1996                                /s/  KPMG Peat Marwick LLP


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                                                            Exhibit 99.1
                                                            (Continued)

                       AETNA INC. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEET
                             April 22, 1996



Assets:
  Cash                                                                     $ 2,000
                                                                           _______
    Total assets                                                           $ 2,000
                                                                           _______
                                                                           _______

Stockholders' equity:
  Common stock, (par value $1.00 per share; 20,000 shares authorized;
    2,000 shares issued and 1,000 shares outstanding)                      $ 2,000
  Additional paid-in capital                                                 1,000
  Treasury stock, at cost (1,000 shares)                                    (1,000)
                                                                           _______

    Total stockholders' equity                                             $ 2,000
                                                                           _______
                                                                           _______

The accompanying notes are an integral part of the consolidated balance sheet.

                                                            Exhibit 99.1
                                                            (Continued)

                               AETNA INC.
                   NOTES TO CONSOLIDATED BALANCE SHEET


1.  Background of Organization:

    Aetna Inc. was incorporated under the Stock Corporation Act of the state of Connecticut on March 25, 1996 for the purpose of effectuating the combination of Aetna Life and Casualty Company ("Aetna") and U.S. Healthcare, Inc. ("U.S. Healthcare") in accordance with the terms of the Agreement and Plan of Merger dated as of
    March 30, 1996 (the "Merger Agreement"). Aetna Inc. is equally owned by Aetna and U.S. Healthcare. Since its formation, Aetna Inc. has organized two wholly-owned subsidiaries in accordance with the Merger Agreement and has not conducted business or activity other than in connection with the Merger Agreement (related expenses are the
    responsibility of Aetna and U.S. Healthcare).   Aetna Inc. has no
    contingent liabilities.

2.  Stockholders' Equity:

    The initial authorized capital stock of Aetna Inc. consists of 20,000 shares of Common Stock, par value $1.00 per share. Two thousand shares have been issued, 1,000 shares are held in treasury and 1,000 shares are outstanding.

3.  Merger Agreement:

    Aetna and U.S. Healthcare entered into the Merger Agreement pursuant to which they agreed to merge in a transaction, valued at that time, at approximately $8.9 billion. The Merger Agreement, which has been approved by the board of directors of each company, calls for the formation of a new holding company, Aetna Inc. U.S. Healthcare shareholders will receive $34.20 in cash, 0.2246 shares of Aetna Inc. common stock together with Aetna Inc. rights and 0.0749 shares of Aetna Inc. mandatorily convertible preferred stock for each share of U.S. Healthcare common stock and each share of U.S. Healthcare
    Class B Stock outstanding. Each outstanding share of Aetna common stock will be converted into a share of common stock of Aetna Inc. All issued shares of the capital stock of Aetna Inc. immediately prior to the merger date will be cancelled upon completion of the mergers. The authorized number of shares will be increased to effect the transaction. Immediately after the transaction, Aetna and U.S. Healthcare will each be wholly-owned subsidiaries of Aetna Inc., and Aetna Inc. will be owned approximately 78% by Aetna shareholders and approximately 22% by U.S. Healthcare shareholders (approximately 72% and approximately 28%, respectively, on a fully diluted basis).

    Aetna expects to finance the transaction with a combination of $5.3 billion in cash ($3.9 billion from the net proceeds received from the sale of its property-casualty operations and $1.45 billion of additional bank debt, which may initially be financed with commercial paper) and the issuance of $2.7 billion of new Aetna Inc. common stock and $0.9 billion of Aetna Inc. mandatorily convertible preferred stock. The agreement is subject to approval by the shareholders of both companies, receipt of required insurance, healthcare and other regulatory approvals, and other customary conditions. The transaction is expected to close in the third quarter of 1996.